UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

MONARCH FINANCIAL HOLDINGS, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Dear Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Monarch Financial Holdings, Inc. (the “Company”), which will be held on May 17, 2011, at 5:00 p.m. at The Westin Virginia Beach Town Center, Monarch Ballroom, 4535 Commerce Street, Virginia Beach, Virginia, 23462.

At the Annual Meeting, you will be asked to elect five directors, four of whom shall serve a three year term as Class III directors and one of whom shall serve a two year term as a Class II director, or until their successors are elected and qualified. You will be asked to ratify the appointment of the independent auditor for the Company for 2011.

The accompanying Proxy Statement and related proxy materials set forth detailed information concerning the matters upon which you will be asked to vote. The Board of Directors requests that the shareholders carefully review these materials before completing the enclosed proxy card.

Whether or not you plan to attend in person, it is important that your shares be represented at the Annual Meeting. Please complete, sign, date and return promptly the form of proxy that is enclosed in this mailing. If you later decide to attend the Annual Meeting and vote in person, or if you wish to revoke your proxy for any reason prior to the vote at the Annual Meeting, you may do so and your proxy will have no further effect.

The Board of Directors and management of the Company appreciate your continued support and look forward to seeing you at the Annual Meeting.

Very truly yours,

Brad E. Schwartz
Chief Executive Officer

Chesapeake, Virginia

March 31, 2011

Notice of

Annual Meeting and Proxy Statement

Annual Meeting of Shareholders

To Be Held

May 17, 2011

Annual Shareholders Meeting Directions

The Westin Virginia Beach Town Center

Monarch Ballroom

4535 Commerce Street

Virginia Beach, Virginia 23462

From Norfolk International Airport:

Take I-64 East to I-264 East. Take Exit 17B/Independence Blvd – Pembroke. Make a right onto Commerce Street, (before coming to Virginia Beach Blvd.) Hotel is the first building on your right as you turn on Commerce Street. Parking is available in the hotel’s parking garage.

From I-95:

Take I-295 (Virginia Beach, Norfolk) to I-64 East (Virginia Beach Norfolk) to I-264 East. Take exit 17B Independence Blvd / Pembroke area exit. Turn right onto Commerce Street, (before coming to Virginia Beach Blvd.) Hotel is the first building on your right as you turn on Commerce Street. Parking is available in the hotel’s parking garage.

1435 CROSSWAYS BOULEVARD

CHESAPEAKE, VIRGINIA 23320

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Monarch Financial Holdings, Inc. (the “Company”) will be held at The Westin Virginia Beach Town Center, Monarch Ballroom, 4535 Commerce Street, Virginia Beach, Virginia 23462 on Tuesday, May 17, 2011 at 5:00 p.m. This Proxy Statement is furnished to holders of shares of the common stock of the Company, par value $5.00 per share (“Common Stock”), in connection with the solicitation of proxies by the Board of Directors of the Company to be used at the Annual Meeting of Shareholders for the following purposes:

1.	To elect five directors, Joe P. Covington, Jr., E. Neal Crawford, Jr., William F. Rountree, Jr., and Dwight C. Schaubach each to serve a three year term as Class III directors, and Virginia S. Cross as Class II director to serve a two year term, or until their successors are elected and qualified;

2.	To ratify the appointment of Yount, Hyde and Barbour, PC, as the Company’s independent auditor for the year ending December 31, 2011; and

3.	To transact such other business as may properly come before the Annual Meeting. Management is not aware of any other business, other than procedural matters incident to the conduct of the Annual Meeting.

Information concerning the matters to be acted on at the meeting is set forth in the accompanying Proxy Statement and related proxy materials. The Board of Directors of the Company has established the close of business on March 21, 2011 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof. The Board of Directors of the Company unanimously recommends that shareholders vote FOR approval of each of the items indicated above.

By Order of the Board of Directors,

Lynette P. Harris, Secretary

Chesapeake, Virginia

March 31, 2011

IMORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY

MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 17, 2011.

The proxy statement and the 2010 annual report to stockholders on Form 10-K are available at www.monarchbank.com/investordocs.php.

PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY VOTE EITHER IN PERSON OR THROUGH YOUR PROXY.

GENERAL INFORMATION

The Monarch Financial Holdings, Inc. Board of Directors is soliciting proxies for the 2011 Annual Meeting.

Date, Time and Place. May 17, 2011 at 5:00 p.m. at The Westin Virginia Beach Town Center, Monarch Ballroom, 4535 Commerce Street, Virginia Beach, Virginia 23462. On or about March 31, 2011, we commenced mailing this proxy statement and the enclosed form of proxy to our shareholders entitled to vote at the meeting.

Purposes. At the Annual Meeting shareholders will be asked to elect five directors, four incumbents of whom shall serve a three year term as Class III directors, and one Class II director who will serve a two year term as a Class II director, or until their successors are elected and qualified, and to vote on the ratification of the appointment of Yount, Hyde and Barbour, PC, as the Company’s independent auditor for the year ending December 31, 2011.

Record Date. Only Common Stock shareholders of record at the close of business on March 21, 2011 will be entitled to vote at the Annual Meeting. On the Record Date, the authorized Common Stock consisted of 20,000,000 shares, of which 5,969,739 shares were issued and outstanding and held of record by approximately 2,039 shareholders. Shareholders are entitled to one vote for each share of Common Stock on all matters to come before the Annual Meeting. There are also 462,123 outstanding stock options and shares of restricted Common Stock. Option holders and restricted stockholders do not have the right to vote. On the Record Date, the Company’s authorized preferred stock consisted of 2,000,000 shares. On December 3, 2009, the Company issued 800,000 shares of the Company’s Fixed Rate Noncumulative Perpetual Convertible Preferred Stock, Series B, $5.00 par value per share, having a liquidation preference of $25.00 per share. On the Record Date these preferred shares did not have a right to vote on the matters to be voted on at the Annual Meeting. No other shares of preferred stock were issued and outstanding on the Record Date.

Vote Required. A majority of the shares of outstanding Common Stock must be represented at the meeting in person or by proxy in order to constitute a quorum for the transaction of business.

The election of each nominee for director requires a plurality of the votes cast, in person or by proxy. The ratification of Yount, Hyde and Barbour, PC, as independent auditors of the Company for the year ending December 31, 2011 requires a favorable vote of a majority of the votes cast, in person or by proxy.

As of the Record Date, directors and executive officers of the Company and their affiliated persons and entities, as a group, owned of record and beneficially a total of 990,327 shares of Common Stock, or approximately 15.91 % of the shares of Common Stock outstanding on such date. Directors and executive officers of the Company have indicated an intention to vote their shares of Common Stock: (i) FOR the election of the four incumbent nominees identified in this Proxy Statement, all of whom shall serve a three year term as Class III directors, until their successors are duly elected and qualified, and FOR the election of one nominee identified in this Proxy Statement, who shall serve a two year term as a Class II director and (ii) FOR the ratification of the appointment of Yount, Hyde and Barbour, PC, as independent auditors of the Company for 2011.

A shareholder may abstain or (only with respect to the election of directors) withhold his or her vote (collectively, “Abstentions”) with respect to each item submitted for shareholder approval. Abstentions will be counted for purposes of determining the existence of a quorum. Abstentions will not be counted as voting in favor of the relevant item.

A broker who holds shares in “street name” (“Broker Shares”) has the authority to vote on certain items when it has not received instructions from the beneficial owner. Except for certain items for which brokers are prohibited from exercising their discretion, which include the election of directors, a broker is entitled to vote on matters presented to shareholders without instructions from the beneficial owner. Where brokers do not have or do not exercise such discretion, the inability or failure to vote is referred to as a “broker non-vote” and such votes will not be counted as voting in favor of or against the particular proposal. Broker Shares that are voted on at least one matter will be counted for purposes of determining the existence of a quorum for the transaction of business at the meeting. Further, under the circumstances where the broker is not permitted to, or does not, exercise its discretion on any matter to be voted upon at a meeting, assuming proper disclosure to the Company of such inability to vote, not only will broker non-votes not be counted as voting in favor of or against the particular matter, but they also will not count for purposes of determining the existence of a quorum at the meeting.

Revocability of Proxy

A shareholder who gives a proxy may still vote in person, if they so desire, and may revoke the proxy at any time prior to the voting of such proxy by contacting the Secretary of the Company, Lynette P. Harris, in person or in writing, or by filing a duly executed proxy bearing a later date. If your shares are held in street name by a broker, bank or other financial institution, you must contact that institution to change your vote. All properly executed proxies delivered pursuant to this solicitation will be voted at the meeting in accordance with instructions contained therein, if any. If no contrary instructions are given, each proxy received will be voted FOR the proposals described herein. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment thereof and will not be used for any other meeting.

Person Making the Solicitation

The cost of the solicitation of proxies will be borne by the Company. Solicitations will be made only by mail, except that, if necessary, officers and regular employees of the Company may make solicitations of proxies in person or by telephone. Banks, brokerage firms, and other custodians, nominees and fiduciaries will be requested to forward the proxy soliciting material to the beneficial owners of the stock held of record by such persons, and the Company will, upon request, reimburse them for their reasonable charges and expenses in this connection.

PROPOSAL 1. ELECTION OF DIRECTORS

General

The Company’s Articles of Incorporation provide for the Board of Directors to be divided into three classes, Class I, Class II and Class III.

Four incumbent Class III Directors have been nominated for election at the Company’s 2011 Annual Meeting of Shareholders for three year terms: Mr. Covington, Mr. Crawford, Mr. Rountree and Mr. Schaubach, if elected, shall each serve a term of three years expiring at the Company’s 2014 Annual Meeting of Shareholders; and one Class II director has been nominated for election at the Company’s 2011 Annual Meeting of Shareholders for a two year term. Mrs. Cross, will, if elected, serve a two year term expiring at the Company’s 2013 Annual Meeting of Shareholders. Mrs. Cross was appointed to the Board of Directors on November 17, 2010, was recommended to serve on the board by the Nominations and Governance Committee and has previously served on Monarch Bank’s Virginia Beach Advisory Board of Directors.

The current term of the Class I Directors will expire at the Company’s 2012 Annual Meeting of Shareholders. The current term of the Class II Directors will expire at the Company’s 2013 Annual Meeting of Shareholders. In all cases, directors are elected to serve until their successors are duly elected and qualified.

The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares of Common Stock cast in the election of directors. Five incumbent directors have been nominated by the Board of Directors to continue to serve as Directors. The Board of Directors recommends that these incumbent nominees serve as Directors in their respective class. Proxies received by the Company will be voted FOR the election of the five nominees unless marked to the contrary. A shareholder who desires to withhold voting of the proxy for all or one or more of the nominees may so indicate on the proxy.

All of the nominees are currently members of the Board of Directors and all have consented to be named and have indicated their intent to serve, if elected. If any nominee becomes unable to serve, an event that is not anticipated, the proxy will be voted for a substitute nominee to be designated by the Board of Directors, or the number of directors will be reduced.

There are no current arrangements between any director or nominee and any other person pursuant to which the director or nominee was selected to serve. No family relationships exist among any of the directors or between any of the directors and executive officers of the Company. None of the directors are directors of other publicly-traded companies, or have been within the last five years. The following biographical information discloses each nominee’s age, business experience in the past five years and the year each individual was first elected to the Board of Directors of the Company or previously to the Board of Directors of Monarch Bank, the predecessor to and now a wholly owned subsidiary of the Company. Also listed is the value each Board member contributes to the Company. Unless otherwise specified, each nominee has held his or her current position for at least five years.

Nominees for Class III Directors, Whose Terms, if elected, Will Expire in 2014

JOE P. COVINGTON, JR., 60, has served as a director since 2005. He resides in Norfolk, Virginia. Mr. Covington is the President of Covington & Associates Realtors, Inc. and Covington Contracting, Inc. He has been actively involved in the real estate field since 1977. Covington & Associates is a full service real estate company that handles the brokerage of properties and through its property management division, oversees many of the projects developed by Covington Contracting. Covington Contracting has developed both single-family and multi-family projects since it was formed in 1981, and now primarily focuses on the building and renovation of primarily high-end custom homes in Virginia Beach, Norfolk, and Suffolk. He has served on numerous boards and organizations in the Tidewater area including the Tidewater Builders Association, Kiwanis Club of Ghent, East Carolina Foundation Board of Directors, Downtown Norfolk YMCA, Tidewater March of Dimes, and the City of Norfolk Real Estate Appeals Board, where he served as Chairman. A native of Edenton, North Carolina, Mr. Covington graduated from East Carolina University with a B.S. Degree in social work. Mr. Covington’s involvement in the residential and multi-family real estate markets adds great value and insight to the Company. His qualifications are utilized in his role as a board member, as a member of the Compensation Committee and the Director’s Loan Committee.

E. NEAL CRAWFORD, JR., 48, has served as a director of the Company since January 2008 and joined the company in 2003. He is a resident of Norfolk and was named President of Monarch Bank in 2009, having previously served as Norfolk Region President. He has worked in the banking industry for 25 years and prior to joining Monarch, he was President of Norfolk Capital, LLC, a commercial mortgage banking company in Norfolk. He also served as Senior Vice President and Community President-Norfolk for a regional southeastern banking company. Mr. Crawford’s civic and community activities include serving on the Boards of Volunteer Hampton Roads, Cultural Alliance, CHKD Foundation Board, Virginia Symphony, Ghent Business Association, and on the corporate board of CI Travel. Mr. Crawford is a member of First Presbyterian Church in Norfolk. He is a 1985 graduate of East Carolina University with a degree in finance and is a graduate of the American Bankers Association’s Stonier Graduate School of Banking at the University of Pennsylvania. Mr. Crawford’s experience, leadership and skills in the banking field add value as a member of our Senior Management team and as a Director. These skills are critical as the leader of our banking sales teams, as a member of the Director’s Loan Committee, as well as his role in the many management teams and committees.

WILLIAM F. ROUNTREE, JR., 66, and a native of Hampton Roads, has served as a director since the inception of Monarch Bank in 1998. Mr. Rountree served as President and Chief Executive Officer of the Bank at its inception in 1998 and Monarch Financial Holdings, Inc. since its inception in 2006. In 2009 he relinquished the title of CEO and President of Monarch Bank, and in 2010 relinquished the title of Chief Executive Officer of Monarch Financial Holdings, Inc., and now serves as the Monarch Financial Holdings, Inc. President. Mr. Rountree has 43 years of banking experience in this market, of which over 30 years have been in senior management positions. He is a graduate of the College of William and Mary, the National Commercial Lending School at University of Oklahoma, and has an advanced degree from Dartmouth College in Credit and Financial Management. He has served in many capacities and served on the Board of the Virginia Bankers Association. Among other community and professional involvement, he has been President and Chairman of the Eastern Virginia Medical School Foundation, President of Junior Achievement, President and Campaign Chairman of the United Way of South Hampton Roads, President of Old Dominion University Educational Foundation, a Board Member and Vice Chairman of Cape Henry Collegiate School, and a member of the Board of Visitors of Eastern Virginia Medical School. Mr. Rountree served as Chairman of the 1998 Virginia Beach Neptune Festival, on the Board of the Virginia Beach Foundation, and as the Chairman of the Virginia Beach Resort Advisory Commission. He is an active member of Spring Branch Community Church. Mr. Rountree’s experience, leadership and skills in the banking field add value as a member of our Senior Management team and as a Director.

DWIGHT C. SCHAUBACH, 68, has served as a director since 2005. He resides in Suffolk, Virginia. Mr. Schaubach is currently President of Johns Brothers, Inc., a heating oil delivery company; Johns Brothers Security, Inc., a security system installation and monitoring company; and Chief Executive Officer of Bay Disposal and Recycling, a waste management and recycling business. As both an owner of several small and medium sized businesses and an entrepreneur, Mr. Schaubach brings value and insight into our business banking focus as well as the community. These skills add great value as a board member and as the Chairman of the Compensation Committee.

Nominee for Class II Director, Whose Term, if elected, Will Expire in 2013

VIRGINIA S. CROSS, 52, has served as a director of the Company since November 2010. She is a resident of Virginia Beach. She has been a member of the Bank’s Virginia Beach Advisory Board of Directors since it started in 2002 and has served as the chairperson of that board for the past four years. Mrs. Cross served as the president/broker/owner of Progressive Realty, a real estate firm that represented some of the top builders in the local market area, before selling the company in 2004. More recently, she has served as a real estate marketing consultant for Ashdon Builders, a real estate developer, and is the President of Surety Title. She has been an active member of the community, serving as vice chair of the regional board of the Hampton Roads Chamber of Commerce and chair of the Virginia Beach Division of the Hampton Roads Chamber of Commerce. Mrs. Cross also served on the Virginia Beach Educational Foundation Board and was a founding member of the 500-Year Forest Foundation. She is also a member of Trinity Church in Virginia Beach. Mrs. Cross’s experience and involvement in the real estate brokerage and building community brings value and insight into our real estate lending and mortgage areas as well as the community. These skills add great value as a board member with the recent challenges in the construction and building industry.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSAL TO ELECT THE FIVE NOMINEES AS DIRECTORS OF THE COMPANY.

Class II Directors Whose Terms Will Expire in 2013

LAWTON H. BAKER, CPA, 67, Vice Chairman, has served as a director of the Company since 1998. He is a resident of Portsmouth. He has served as the President of Baker & McNiff, Certified Public Accountants and Business Consultants, P.C. in Virginia Beach since 1977. His firm provides accounting, financial planning and consulting services to businesses throughout the Hampton Roads area, and he has served as President of the Tidewater Chapter of Virginia Society of CPA’s. He serves as Vice President of FOCUS Asset Management Company, a registered investment advisory company in Virginia Beach, since January 1999. Mr. Baker has served on the Board for StoneBridge School in Chesapeake for 19 years, and is currently their Finance Committee Chairman. Mr. Baker has served on the Boards of Furmanite of America, Inc. in Virginia Beach, Foundation of American Christian Education in Chesapeake, as President of Big Brothers/Big Sisters of Tidewater, Kiwanis Club of Churchland, and as Treasurer of the Elizabeth Manor Golf and Country Club in Portsmouth. He is an active member at St. Andrews United Methodist Church, and has served on the church council and as Finance Committee Chair for over 25 years. Mr. Baker provides accounting and auditing experience, as well as investment and business advisory skills that are critical for the company. He currently uses these skills as Vice Chairman of our Board of Directors, Chairman of our Audit and Compliance Committee, member of the Compensation Committee, and as a past member of the Board of Directors’ Loan Committee.

JEFFREY F. BENSON, 49, Chairman, has served as a director of the Company since 1998. He resides in Chesapeake. For the past twenty-six years, he has served as a partner of the Overton Family Partnership and their related companies. Mr. Benson’s companies are involved in the development and management of commercial real estate, residential development and construction, as well as office and industrial development. Mr. Benson is very active in local youth activities. He attends River Oak Church where he currently serves as a Trustee. Mr. Benson also serves on the Board of Young Life Chesapeake and on the Board of Regents at Liberty University. Mr. Benson’s involvement in the residential and commercial real estate markets adds great value and insight to the Company. His qualifications are utilized in his role as Chairman of the Board of Directors, Chairman of the Director’s Loan Committee and as a member of the Compensation Committee.

ROBERT M. “Bob” OMAN, 56, has served as a director of the Company since 1998. He is a Chesapeake native and has served as the President of Oman Funeral Homes, Inc. since 1985; he also serves as President of Hampton Roads Crematory, Simply Cremation, Inc. and O & O Properties. Mr. Oman currently is Vice-President of the Virginia State Funeral Directors Association where he also serves as Chairman of it’s Legislative Committee; Mr. Oman has the distinct honor of having been named a recipient of “Virginia’s Outstanding Funeral Director of the Year” by the Virginia Funeral Director’s Association; he is a former member and Past-President of the Virginia State Board of Funeral Directors and Embalmers and is a guest lecturer and instructor at Old Dominion University, Tidewater Community College, and the Chesapeake Public School System. Mr. Oman is a former two-term Chairman and currently serves as the senior member and Vice-Chairman of the Chesapeake Hospital Authority that governs Chesapeake Regional Medical Center. He is a former President of the Tidewater Funeral Directors Association and is past president and member of the board of the Chesapeake Hospice Council. He currently serves as a member of the Board of Deacons at Great Bridge Baptist Church and is a Past President of the Chesapeake East Camp of Gideon’s International. As a small business owner and native of our headquarters city, Mr. Oman brings value and insight into our business banking focus as well as the community. These skills add great value as a board member and as a member of the Director’s Loan Committee.

Class I Directors Whose Terms Will Expire in 2012

TAYLOR B. GRISSOM, 45, has served as a director since the inception of Monarch Bank in 1998. He is a native of Chesapeake. Mr. Grissom is the co-founder of VisuTel, Inc. and currently serves as its Vice President. He has served as the President of State Line Sand, Inc., a company involved in the mining and excavation of sand for commercial and residential construction since 1993. He is also the managing member of Blue Water Pools, LLC, a company involved in the installation of in-ground pools and spas. He is a graduate of Virginia Wesleyan College, where he has served on the Alumni Advisory Council. He is an assistant baseball coach at Great Bridge High School and a member of River Oak Baptist Church. Mr. Grissom brings value and insight into our business banking focus and the residential and commercial construction trades. These skills add great value as a board member, as a member of the Audit and Compliance Committee, and as a member of the Director’s Loan Committee.

ELIZABETH T. PATTERSON, 62, and a native of Hampton Roads, has served as a director since the inception of Monarch Bank in 1998. Beth, a Certified Financial Planner (CFP), is President of Waypoint Advisors, a multi-family office specializing in wealth management, legacy and philanthropic services for families, foundations and organizations. Beth graduated Summa Cum Laude from Old Dominion University where she also holds an MBA and earned memberships in Phi Kappa Phi, Beta Gamma Sigma and Psi Chi National Honorary Fraternities. Beth’s current civic activities include Trustee of both the Chesapeake Bay Academy and the Old Dominion University Educational Foundation. In addition, Beth serves on the Hampton Roads Leadership Committee of the Chesapeake Bay Foundation, and on the Advisory Board of Envest III, LLC, a private equity fund. Beth is a Board Member of Horizons Hampton Roads, the Hampton Roads Economics Club, the Greater Norfolk Council, and is also a member of the Financial Planning Association, the Hampton Roads Estate Planning Council and the Gift Planning Council. Her past volunteer and civic activities are varied and numerous. Beth resides in Virginia Beach. Ms. Patterson brings investment experience, analytical ability and leadership skills to her role as Director and as a member of the Audit and Compliance Committee.

BRAD E. SCHWARTZ, 48, served as a director since he joined Monarch Bank in May 2004, and as a director of the Company since its formation in 2005. He is a resident of Virginia Beach and was named Chief Executive Officer of the Company in 2010 and Chief Executive Officer of Monarch Bank in 2009, having previously served as Executive Vice President and Chief Operating and Financial Officer; and Corporate Secretary. Mr. Schwartz has an undergraduate degree in Business Administration from Longwood University, a Masters of Business Administration from the University of Richmond’s Robins School of Business, and is a graduate of the American Bankers Association’s Stonier Graduate School of Banking at Georgetown University. Mr. Schwartz is also a certified public accountant. He has approximately 27 years of banking experience and has held past positions at other community banks as Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, and Chief Information Officer. Mr. Schwartz also served as a bank regulator for the Virginia State Corporation Commission’s Bureau of Financial Institutions, the primary regulator of Virginia-chartered financial institutions. He currently serves as a board member and President of Virginia Beach Court Appointed Special Advocates, Inc., a non-profit organization devoted to providing court advocacy services to minors. He also serves on the board of Virginia Community Bankers Association and as a member of the Virginia Bankers Association BankPac Committee. Mr. Schwartz’s experience, leadership and skills in the financial services industry add value as the leader of our Senior Management team and as a Director. These skills add value as a leader and contributor to our committees, as a member of the Director’s Loan Committee, as well as his role in the many management teams and committees.

Executive Officers Who Are Not Directors. The following individuals are the executive officers of the Company who are not also directors. Officer titles are for Monarch Bank, unless specified otherwise. Unless otherwise specified, each officer has held their current position for at least five years.

Name	Principal Occupation	Age	Since

James R. Ferber	President, Real Estate Finance Group	54	1999

Lynette P. Harris	Executive Vice President, Chief Financial Officer and Secretary of Monarch Bank and the Company	53	2004

Barbara N. Lane	Executive Vice President Facilities	62	2003

Andrew N. Lock	Executive Vice-President & Chief Risk Officer	47	2005

Barry A. Mathias	Market President, Chesapeake	61	1999

David W. McGlaughon	President OBX Bank; previously Outer Banks Executive, Southern Bank	55	2007

William T. Morrison	Executive Vice-President & Chief Operating Officer, Monarch Mortgage; previously Executive Vice-President & Chief Operating Officer, Resource Mortgage	48	2007

Nancy B. Porter	Senior Vice President, Marketing and Sales; previously Vice President Marketing, Chartway Federal Credit Union	42	2007

Donald F. Price	Market President, Norfolk; previously Executive Vice-President, Bank of the Commonwealth	60	2009

W. Craig Reilly	Market President, Virginia Beach	35	2005

Edward O. Yoder	President, Monarch Mortgage; previously President Resource Mortgage	45	2007

SECURITY OWNERSHIP

Security Ownership of Management

The following table sets forth information relating to the beneficial ownership of Common Stock as of March 1, 2011, by (i) each of the Company’s directors and the named executive officers listed in the Summary Compensation Table below and (ii) all of the Company’s directors and executive officers as a group. Each of the Company’s directors and named executive officers currently receive mail at the Company at 1435 Crossways Boulevard, Chesapeake, VA 23320. Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of a director living in such person’s home, as well as shares, if any, held in the name of another person under an arrangement whereby the director or executive officer can vest title in himself at once or at some future time.

Name	Number of Shares Beneficially Owned (1) (2) (3)	Percent of Outstanding Shares

Lawton H. Baker	62,159	1.04%
Jeffrey F. Benson	62,172	1.04%
Joe P. Covington, Jr.	47,067	*
E. Neal Crawford	35,160	*
Virginia S. Cross	4,818	*
Taylor B. Grissom	48,134	*
Robert M. Oman	46,708	*
Elizabeth T. Patterson	77,548	1.30%
William F. Rountree, Jr.	147,065	2.45%
Dwight C. Schaubach	157,514	2.63%
Brad E. Schwartz	52,050	*
William T. Morrison	35,278	*
Edward O. Yoder	3,987	*

Directors and Executive Officers as a Group (22 persons)	990,327	15.91%

*	Indicates ownership interest of less than 1%

(1)	Unless otherwise indicated in the footnotes, the individuals named above have sole voting and investment power over the shares beneficially owned by them. This table is based upon information supplied by officers, directors, and principal shareholders. Unless indicated in the footnotes above and subject to community property laws where applicable, the Company believes that each of the shareholders named above has voting and investment power with respect to the shares indicated as beneficially owned.
(2)	Includes shares held by affiliated corporations, close relatives and children, and shares held jointly with spouses or as custodians or trustees, as follows: Mr. Baker, 6,638 shares; Mr Benson, 5,940 shares; Mr. Oman, 23,034 shares; and Mr. Rountree, 41,185 shares.
(3)	Includes shares subject to options currently exercisable as of March 1, 2010: Mr. Baker, 14,190 shares; Mr. Benson, 14,190 shares; Mr. Covington, 3,300 shares; Mr. Crawford, 20,130 shares; Mr. Grissom, 14,190 shares; Mr. Oman, 14,190 shares; Mr. Rountree, 28,050 shares; and Mr. Schwartz, 23,100 shares. Such shares are deemed to be outstanding for the purposes of computing the percentage ownership of the individual holding such shares, but are not deemed outstanding for purposes of computing the percentage of any other person listed above as a beneficial owner.

Security Ownership of Certain Beneficial Owners

As of February 15, 2011, the most recent date available, no shareholders reported beneficial ownership of 5% or more of Common Stock in Schedule 13G filings with the SEC.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers and any persons who own more than 10% of the outstanding shares of Common Stock to file with the Securities and Exchange Commission (“SEC”) reports of ownership and changes in ownership of Common Stock. Directors and executive officers are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports that they file. Based solely on a review of the copies of such forms furnished to the Company, the Company believes that all reporting requirements under Section 16(a) for 2010 were met in a timely manner by its directors, officers and greater than 10% beneficial owners:

CORPORATE GOVERNANCE AND

THE BOARD OF DIRECTORS

General

The business and affairs of the Company are managed under the direction of the Board of Directors in accordance with the Virginia Stock Corporation Act and the Company’s Articles of Incorporation and Bylaws. Members of the Board are kept informed of the Company’s business through discussions with the Chairman, Chief Executive Officer, President, and other officers, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees.

Our board structure and practices allow us to monitor and manage the risks inherent in our business. We have an independent board chairman, and eight of our eleven current board members are independent of management. Each board member of Monarch Financial Holdings, Inc. also serves as a director of our sole subsidiary, Monarch Bank. All members attended more than 75% of our board and applicable committee meetings in 2010. We consider our largest risk to be credit risk, and as such a majority of our board members serve on the Directors Loan Committee, which reviews larger exposure lending and our overall loan policy and direction. Our Audit and Compliance Committee and Compensation Committee were also active in their oversight roles in 2010. Our directors are also actively involved in our strategic planning process.

Independence of the Directors

The Board of Directors in its business judgment has determined that the following eight of its eleven members are independent as defined by the listing standards of the Nasdaq Stock Market (“NASDAQ”): Mrs. Patterson, Mrs. Cross, and Messrs. Baker, Benson, Oman, Covington, Schaubach, and Grissom. In reaching this conclusion, the Board considered that the Company and its subsidiaries provide services to, and otherwise conduct business with, companies of which certain members of the Board or members of their immediate families are or were directors or officers.

Consistent with the NASDAQ listing standards, our Corporate Governance Guidelines (established and monitored by the Company’s Nominating and Corporate Governance Committee) establish categorical standards under which the Board views the following as impairing a director’s independence:

•	a director who is our employee, or whose immediate family member is an executive officer;

•

a director who receives, or whose immediate family member receives, more than $120,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service;

•

a director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, the Company’s present or former internal or external auditor;

•

a director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee; and

•

a director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $200,000 or 5% of the recipient’s consolidated gross revenues.

None of our non-employee directors, their immediate family members or employers are engaged in such relationships with the Company. The Board considered the following transactions between the Company and certain of its directors or their affiliates to determine whether such director was independent under the above standard:

•	The Company engages Bay Disposal at certain locations, which is owned by Mr. Schaubach, to address the Company’s waste requirements.

•	The Company engages Johns Brothers Security at certain locations, which is owned by Mr. Schaubach, to address a portion of the Company’s security monitoring requirements.

Code of Ethics

The Audit and Compliance Committee of the Board of Directors has approved a Code of Business Conduct and Ethics for directors, officers and all employees of the Company and its subsidiaries, and an addendum to the Code of Ethics applicable to select Executive Officers including the Chief Executive Officer, Chief Financial Officer and other principal financial officers. The Code addresses such topics as protection and proper use of Company assets, compliance with applicable laws and regulations, accuracy and preservation of records, accounting and financial reporting and conflicts of interest. Requests for a copy of the Company’s Code of Ethics may be sent to lharris@monarchbank.com or by visiting the Company’s website at www.monarchbank.com/investordocs.php.

Board and Committee Meeting Attendance

The Boards of Directors for Monarch Financial Holdings, Inc. and Monarch Bank, its wholly-owned subsidiary, are the same. The Board of Directors of Monarch Financial Holdings, Inc. met ten times during 2010 and the Board of Directors of Monarch Bank met eleven times in 2010. All incumbent directors and director nominees in 2010 attended more than 75% of the aggregate total number of meetings of the Board of Directors and committees on which they served that year.

Executive Sessions

Non-employee directors meet periodically outside of regularly scheduled Board meetings. The Company held seven formal executive sessions that included only independent directors in 2010. Mr. Benson served as chairman for these executive sessions.

Committees of the Board

The Board of Directors has five standing committees: Audit and Compliance Committee, Compensation Committee, Executive Committee, Governance and Nominating Committee, and Loan Committee. At its first Board of Directors meeting following the annual Board of Directors election, the Board will elect each Committee. Committee members serve for a one year term or until the first meeting of the Board following the annual Board of Directors election. Information on the committees and the committee members is detailed below:

Audit and Compliance Committee

The Audit and Compliance Committee (the “Audit Committee”) of the Board of Directors is responsible for providing independent, objective oversight of the Company’s independent auditors, accounting functions and internal controls. The specific functions of the Audit Committee are to (i) recommend selection of independent certified public accountants; (ii) approve the scope of the accountants’ examination; (iii) review internal accounting procedures; (iv) review reports of examination by the accountants and by regulatory agencies having jurisdiction over the Company; (v) monitor internal programs to ensure compliance with the law and avoidance of conflicts of interest; and (vi) aid the Board in fulfilling its responsibilities for financial reporting to the public. During 2010, the Company’s internal audit function was carried out by its internal auditors. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of both the internal auditor and the independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for the Company. The Audit Committee has a written Audit and Compliance Committee Charter (the “Charter”).

The members of the Audit Committee are Mrs. Cross, Mrs. Patterson and Messrs. Baker (Chairman) and Grissom, all of whom the Board in its business judgment has determined are independent as defined by NASDAQ’s listing standards and the requirements of the SEC. The Board of Directors has determined that all of the members of the Audit Committee have sufficient knowledge in financial and auditing matters to serve on the Audit Committee and that Mr. Baker qualifies as an audit committee financial expert as defined by NASDAQ’s listing standards and the requirements of the SEC.

The Audit Committee met six times in 2010. For additional information regarding the Audit Committee, see “Audit Information – Audit and Compliance Committee Report” on page 26 of this Proxy Statement.

Compensation Committee

The Compensation Committee reviews the performance and compensation of the overall company, reviews compensation risk, sets guidelines for compensation of executive officers and addresses human resources issues and policies. All decisions by the Compensation Committee relating to the compensation of the Company’s executive officers are reported to the full Board of Directors. The Compensation Committee has a separate written Charter.

The members of the Compensation Committee are Messrs. Schaubach (Chairman), Baker, Benson and Covington. The Board of Directors in its business judgment has determined that all members are independent as defined by NASDAQ’s listing standards. The Compensation Committee met two times in 2010. For additional information regarding the Compensation Committee, see “Executive Compensation – Compensation Committee.”

Executive Committee

When the Board is not in session, the Executive Committee is authorized to exercise all of the Board’s power except for certain Board responsibilities, such as approval of an amendment of the articles of incorporation, a plan of merger or consolidation or the issuance of stock.

The members of the Executive Committee are Messrs. Benson (Chairman), Baker, Crawford, Rountree, and Schwartz. The Executive Committee did not meet in 2010.

Loan Committee

The functions of the Loan Committee are to (i) approve and ratify new loans over a predetermined dollar limit; (ii) provide oversight of the Company’s lending policies; and (iii) monitor the overall quality of the Company’s loan portfolio.

The members of the Loan Committee are Messrs. Benson (Chairman), Covington, Crawford, Grissom, Oman, Rountree and Schwartz. The Loan Committee met 35 times in 2010.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (the “Nominating Committee”) consists of Mrs. Patterson (Chair), and Messrs. Benson, Oman, Schaubach. The Board in its business judgment has determined that all members are independent as defined by NASDAQ’s listing standards. The Nominating Committee is responsible for developing and implementing policies and practices relating to corporate governance, including reviewing and monitoring implementation of the Company’s Governance Guidelines. In addition, the Nominating Committee develops and reviews background information on candidates for the Board and makes recommendations to the Board regarding such candidates. The Company does not have a separate charter for the Nominating Committee. The Nominating Committee met two times in 2010. In February 2011 the independent directors of the Board of Directors nominated Messrs. Covington, Crawford, Rountree, Schaubach and Mrs. Cross for election at the 2011 annual shareholders meeting, with those directors abstaining on their nominations.

In identifying potential nominees, the Nominating Committee takes into account such diverse factors as it deems appropriate, including the current composition of the Board, the range of talents, experiences and skills that would best complement those that are already represented on the Board, the balance of management and independent directors and the need for specialized expertise. We consider diversity to include different viewpoints, professional experience, education, skill, and other individual qualities and attributes that contribute to board heterogeneity. The Nominating Committee considers candidates for Board membership suggested by Board members and by management and the Nominating Committee will also consider candidates suggested by a shareholder of the Company.

The Nominating Committee considers, at a minimum, the following factors in recommending to the Board of Directors potential new directors, or the continued service of existing directors:

•	The ability of the prospective nominee to represent the interests of the shareholders of the Company;

•	The prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

•

The prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards;

•	The extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board of Directors; and

•	The prospective nominee’s involvement within the communities the Company serves.

The Company’s Bylaws also permit shareholders entitled to vote for the election of directors to submit candidates for formal consideration by the Company if the Company receives timely written notice, in proper form, for each such recommended director nominee. To be timely, a shareholder’s nomination must be delivered to the Secretary at the principal executive offices of the Company between 90 and 60 days prior to the anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is scheduled to be more than 30 days prior to or 60 days after the anniversary of the preceding year’s annual meeting, a shareholder’s nomination must be received not earlier than the 90th day prior to such annual meeting and not later than the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. Any shareholder submitting a nomination under the Company’s Bylaws must include (a) all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, and Rule 14a-11 thereunder (including such nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (b) the name and address (as they appear on the Company’s books) of the nominating shareholder and the beneficial owner, if any, on whose behalf the nomination is made and the class and number of shares of the Company owned beneficially and of record by such shareholder and beneficial owner. Nominations should be addressed to: Secretary, Monarch Financial Holdings, Inc., 1435 Crossways Boulevard, Chesapeake, Virginia 23320. These requirements are more fully described in Section 1.12 of the Company’s Bylaws, a copy of which will be provided, without charge, to any shareholder on written request to the Secretary of the Company.

Under the current process for selecting new Board candidates, the Chairman and Chief Executive Officer, the Nominating Committee or other Board members identify the need to add a new Board member with specific qualifications or to fill a vacancy on the Board. The Chairman of the Nominating Committee will initiate a search, working with staff support and seeking input from Board members and senior management, hiring a search firm, if necessary, and considering any candidates suggested informally or recommended by shareholders. An initial slate of candidates that will satisfy criteria and otherwise qualify for membership on the Board may be presented to the Nominating Committee. A determination is made as to whether the Nominating Committee members or Board members have relationships with preferred candidates and can initiate contacts. The Chairman and Chief Executive Officer and at least one member of the Nominating Committee interview prospective candidates. The Nominating Committee meets to conduct additional interviews of prospective candidates, if necessary, and to consider and recommend final candidates for approval by the full Board of Directors.

Communications with Directors

The Company has a formal policy regarding shareholder communications with the Board of Directors. Any shareholder may submit written communications to Board of Directors, Monarch Financial Holdings, Inc., 1435 Crossways Boulevard, Chesapeake, Virginia 23320, whereupon such communications will be forwarded to the Board of Directors if addressed to the Board of Directors as a group, or to the individual Director or Directors addressed. Shareholders interested in communicating directly with the Nominating and Corporate Governance Committee, which is charged with handling all such communication to a non-management member of the Company, may do so in writing to Nominating and Corporate Governance Committee Chairperson, Monarch Financial Holdings, Inc., 1435 Crossways Boulevard, Chesapeake, Virginia 23320. The Company promptly forwards, without screening, all such correspondence to the indicated directors.

Annual Meeting Attendance

Directors are encouraged to attend Shareholders’ meetings. All directors attended the previous Annual Meeting of Shareholders, except Mr. Benson due to scheduling conflicts.

EXECUTIVE COMPENSATION

Compensation Committee

The Compensation Committee of the Board of Directors, composed entirely of independent directors, administers the Company’s executive compensation program. The role of the Committee is to oversee the Company’s compensation and benefit plans and policies, administer its stock plans (including reviewing and approving equity grants to elected officers) and to review and approve annually all compensation decisions relating to elected officers, including those for the CEO and the other executive officers named in the Summary Compensation Table.

General Compensation Philosophy

The Company believes that compensation paid to executive officers should be closely aligned with the performance of the Company on both a short-term and long-term basis, and that such compensation should assist the Company in attracting and retaining key executives critical to its long-term success. Compensation should be structured to ensure that a significant portion of compensation opportunity will be directly related to the Company’s performance and other factors that directly and indirectly influence shareholder value. The Company believes that increases in loan and deposit market share, franchise footprint, non-interest income sources, earnings per share, stock value, and net equity improves shareholder market value and, accordingly, compensation should be structured to enhance the profitability of the Company and the total return to the shareholders. To that end, it is the view of the Company that the total compensation program for executive officers should consist of the following items: Salary; bonuses or commissions; long-term incentive compensation; and certain other benefits.

It is the intent of the Committee that compensation levels are set based on a peer group of competitive financial services companies in the Company’s market area and also a general industry peer group of similar size and/or structured banks and bank holding companies, based on available information. Where appropriate, the target position is adjusted to reflect the Company’s scale and scope, the scale and scope of the executive’s position, as well as performance relative to peer. The Company pays an annual cash bonus available to the named executives based on performance. For 2010 cash bonus levels and the awarding of restricted stock for executive officers were determined by the Compensation Committee based on the Company meeting established financial performance goals and its overall strategic performance.

Retention of management talent is critical to the Company’s long-term success. Prior to 2006, the only retention tool available to the Company was stock options, all of which fully vested in 2005, prior to the Company adopting FAS 123R, Share Based Payments. Retention is now designed to be accomplished through the payment of market-based salary and bonuses, as well as with two additional compensation vehicles: the Supplemental Executive Retirement Plan and the 2006 Equity Incentive Plan. The Supplemental Executive Retirement Plan vests over a period as long as 10 years, based on the executive’s retirement date. The 2006 Equity Incentive Plan provides for both incentive and non-qualified stock awards to executive officers, directors, and key employees of the Company. The restricted stock grants that have been made by the Company under the 2006 Equity Incentive Plan are designed to align the executive to shareholder value growth and, through the use on multi-year vesting periods, to retain the executive as well as focus them on long-term value creation.

The committee determined it was in the best interest of the Company to enter into management contracts with Mr. Schwartz, Mr. Rountree, Mr. Yoder and Mr. Morrison. The most recent version of these contracts, which became effective for Mr. Schwartz in December 2010, for Mr. Rountree in May 2010 and for Mr. Yoder and Mr. Morrison in December 2010, guarantee certain levels of compensation for the executives, and in return all have agreed to non-competition and non-solicitation provisions should they leave the company. All of these contracts supersede their previous contract. See “Severance and Change in Control Benefits” for further discussion.

The Company’s policy on the tax deductibility of compensation for the named executive officers is to maximize the deductibility, to the extent possible, while preserving the Company’s flexibility to maintain a competitive compensation program. The Company expects all executive compensation paid or awarded during 2010 to be fully deductible.

Annual Compensation

The following table provides, for the fiscal years ended December 31, 2010 and December 31, 2009, information on the total compensation paid or accrued to the Principal Executive Officer and the two other most highly compensated executive officers of the Company whose total compensation exceeded $100,000 (the “named executive officers”). Both Mr. Schwartz and Mr. Rountree served as the Company’s Principal Executive Officer during 2010.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total ($)

Brad E. Schwartz Chief Executive Officer (4)	2010 2009	256,250 200,000	100,000 75,000	39,000 50,625	0 0	0 0	10,934 9,862	12,929 12,366	419,113 347,853

William F. Rountree, Jr President (5)	2010 2009	286,250 350,000	65,000 0	46,875 45,750	0 0	0 0	18,272 20,025	11,207 16,221	427,604 431,996

Edward O. Yoder (6) President, Monarch Mortgage	2010 2009	165,000 165,000	0 0	39,000 30,500	0 0	966,644 829,872	8,385 7,527	14,786 13,124	1,193,815 1,046,023

William T. Morrison(7) Executive Vice President, Monarch Mortgage	2010 2009	165,000 165,000	0 0	39,000 30,500	0 0	557,469 480,219	9,944 8,927	15,071 16,726	786,484 701,372

(1)	The Company granted restricted stock awards pursuant to the Company’s 2006 Equity Incentive Plan which was approved by shareholders at the 2006 annual meeting. All shares have been adjusted for any previous stock dividends/stock splits prior to December 31, 2010. Stock award valuations are calculated by multiplying the number of shares awarded by the closing price of the stock on the grant date.
(2)	These amounts represent the aggregate change in the actuarial present value of each officer’s accumulated benefit under the Company’s Supplemental Executive Retirement Plan.
(3)	Includes life insurance premiums, personal use of a Company-owned vehicle or vehicle allowance and 401(k) benefit match. See Summary Perquisite Table below for further detail by named executive officer for 2010.
(4)	Mr. Schwartz was named Chief Executive Officer of the Company in May 2010. At that time his annual salary was changed from $200,000 per year to $275,000 per year. The salary listed is blended for 2010.

(5)	Mr. Rountree relinquished the title of Chief Executive Officer of the Company in May 2010. At that time his annual salary was changed from $350,000 per year to $255,000 per year. The salary listed is blended for 2010.
(6)	Mr. Yoder received $966,644 in 2010 in profit sharing directly related to the profitability of Monarch Mortgage and Real Estate Settlement Agency, LLC. These profit-based awards are included in the column above titled Non-equity incentive plan compensation ($) for Mr. Yoder.
(7)	Mr. Morrison received $557,469 in 2010 in profit sharing directly related to the profitability of Monarch Mortgage and Real Estate Settlement Agency, LLC. These profit-based awards are included in the column above titled Non-equity incentive plan compensation ($) for Mr. Morrison.

Summary Perquisite Table

The following table provides, for the fiscal year ended December 31, 2010, information on compensation in the form of perquisites and other personal benefits paid to named executive officers.

Name and Principal Position	Company Vehicle($) Use/ Allowance	Company Contributions to 401(k) ($)	Company Contributions to Employee Stock Purchase Plan ($)	Life Insurance Premiums ($)	Total ($)

Brad E. Schwartz Chief Executive Officer	5,152	7,000	239	538	12,929

William F. Rountree, Jr. President	4,124	4,438	0	2,645	11,207

Edward O. Yoder President, Monarch Mortgage	5,077	8,250	0	1,459	14,786

William T. Morrison EVP & COO, Monarch Mortgage	5,065	8,250	297	1,459	15,071

Employment Agreements

On December 31, 2010, the Company entered into a new Employment Agreement with Mr. Schwartz (the “Schwartz Employment Agreement”), pursuant to which Mr. Schwartz will continue as Chief Executive Officer of the Company and the Bank. The Schwartz Employment Agreement, which has an initial term of two years, provides that it will be renewed for two year successive periods unless the Bank gives notice at least twelve months prior to the expiration of the agreement. During the term of the Schwartz Employment Agreement, Mr. Schwartz’s base salary must be at least his salary in effect as of December 31, 2010. Mr. Schwartz will be entitled to annual cash bonuses and stock-based awards in such amounts as may be determined by the Board of Directors and in accordance with the terms and conditions of the applicable management incentive plans adopted on an annual basis by the Board of Directors of the Bank. He will also be entitled to participate in other benefit plans and programs for which he is or will be eligible. Under the Schwartz Employment Agreement, Mr. Schwartz is eligible to receive an automobile or automobile allowance and reimbursement for certain expenses. Mr. Schwartz will be subject to repayment, or “claw back,” rights that allow the Bank or Company to require repayment of incentive compensation attributable to material noncompliance with financial reporting requirements that result in a restatement. The Company may terminate Mr. Schwartz’s employment at any time for “Cause” (as defined in the Schwartz Employment Agreement), with a 2/3 vote of the Company’s Board of Directors, without incurring any additional obligations to him. If the Bank terminates Mr. Schwartz’s employment without Cause (which also requires a 2/3 vote of the Company’s Board of Directors) he will be entitled to twelve months of continuation of his salary and twelve months of the Company’s then-current contribution to its welfare plan benefits in the Company’s health and welfare plans plus any vested benefits. If Mr. Schwartz terminates his employment for any reason other than retirement he will be entitled to twelve months of continuation of his salary and twelve months of the Company’s then-current contribution to its group health plan plus any vested benefits. On retirement (defined as a departure after the age of 65) Mr. Schwartz shall not be entitled to any further compensation or benefits pursuant to the Schwartz Employment Agreement. Upon the termination of his employment, Mr. Schwartz will be subject to certain noncompetition and nonsolicitation restrictions unless termination results from a non-renewal of the term of the Schwartz Employment Agreement.

The Company entered into Mr. Rountree’s current employment agreement on January 25, 2010 that becomes effective on May 1, 2010. This agreement terminates his previous agreement dated March 20, 2008. His new agreement establishes a base salary and benefits for his performance as the President of the Company for up to a three year term. The agreement provides the named executive participation in any fringe benefit or benefit plan that the Company may adopt, including the Company’s 2006 Equity Incentive Plan. The Company has also agreed to pay for a $100,000 life insurance policy on Mr. Rountree’s life for his benefit, to provide for an additional nominal medical benefit, and to provide a vehicle for executive’s use or vehicle allowance. The employment agreements will terminate upon death, retirement or disability. This agreement may be terminated by the Company or the named executive at any time with proper notice. Under the employment agreement, termination by the Company “Without Just Cause” as defined in the agreement, or by the named executive “For Good Reason” as defined in the agreement, entitles the executive to receive payment equal to his salary, bonuses and welfare benefits for the remainder of the term of his agreement (in both cases computed using the highest rate paid for such salary or bonus in the previous year). If the named executive terminates his employment without just cause he is entitled to receive one year’s salary and benefits. These benefits are conditioned on a covenant not to compete or accept a position with another competing financial services company within a 35 mile radius of any Company banking office or hire any individual with the Company for a one year term beginning on the date of departure. If the named executive dies during the term of the agreement the named beneficiary will receive twelve months of salary and welfare benefits.

On December 31, 2010, the Bank entered into a new Employment Agreement with Mr. Yoder (the “Yoder Employment Agreement”), pursuant to which Mr. Yoder will continue as President of Monarch Mortgage. The Yoder Employment Agreement, which has an initial term of two years, provides that it will be renewed for two year successive periods unless the Bank gives notice at least twelve months prior to the expiration of the agreement. During the term of the Yoder Employment Agreement, Mr. Yoder’s base salary must be at least his salary in effect as of December 31, 2010. Mr. Yoder is entitled to certain bonus and commission payments. Each quarter he and Mr. Morrison shall control a bonus pool equal to 25% of the quarterly pre-tax profit of Monarch Mortgage. Mr. Yoder and Mr. Morrison shall distribute such pool among the officers of Monarch Mortgage, including themselves, subject to the approval of Monarch Bank’s Chief Executive Officer. Mr. Yoder shall also receive, on a quarterly basis, an amount equal to 10% of the spread income of Monarch Mortgage, to distribute among the officers of Monarch Mortgage, including himself, subject to the approval of Monarch Bank’s Chief Executive Officer. The spread income of Monarch Mortgage is the income earned by Monarch Mortgage from the time its mortgage loans close until the time such loans are sold to third party investors, as determined by the excess of the interest rate earned by Monarch Mortgage on such loans over its cost of funds. Mr. Yoder is also entitled to commissions of up to 65 basis points of his personal production as determined by the Bank’s Chief Executive Officer. Mr. Yoder is also be entitled to participate in benefit plans and programs for which he is or will be eligible. Mr. Yoder is eligible to receive an automobile or automobile allowance and reimbursement for certain expenses. Mr. Yoder will be subject to repayment, or “claw back,” rights that allow the Bank or Company to require repayment of incentive compensation attributable to material noncompliance with financial reporting requirements that result in a restatement. The Bank may terminate Mr. Yoder’s employment at any time for “Cause” (as defined in the Yoder Employment Agreement), with a 2/3 vote of the Company’s Board of Directors, without incurring any additional obligations to him. If the Bank terminates Mr. Yoder’s employment without Cause, which also requires a 2/3 vote of the Company’s Board of Directors, he will be entitled to twelve months of continuation of his salary and twelve months of the Company’s then-current contribution to its welfare plan benefits in the Company’s health and welfare plans plus any vested benefits. If Mr. Yoder terminates his employment for any reason other than retirement he will be entitled to twelve months of continuation of his salary and twelve months of the Company’s then-current contribution to its group health plan plus any vested benefits. On retirement (defined as a departure after the age of 65) Mr. Yoder shall not be entitled to any further compensation or benefits pursuant to the Agreement. Upon the termination of his employment, Mr. Yoder will be subject to certain noncompetition and nonsolicitation restrictions unless termination results from a non-renewal of the term of the Agreement.

On December 31, 2010, the Company entered into a new Employment Agreement with Mr. Morrison, pursuant to which he will continue as Executive Vice President and Chief Operating Officer of Monarch Mortgage. The Morrison Employment Agreement, which has an initial term of two years, provides that it will be renewed for two year successive periods unless the Bank gives notice at least twelve months prior to the expiration of the agreement. During the term of the Agreement, Mr. Morrison’s base salary must be at least his salary in effect as of December 31, 2010. Mr. Morrison is entitled to certain bonus payments. Each quarter he and Mr. Yoder shall control a bonus pool equal to 25% of the quarterly pre-tax profit of Monarch Mortgage. Mr. Morrison and Mr. Yoder shall distribute such pool among the officers of Monarch Mortgage, including themselves, subject to the approval of Monarch Bank’s Chief Executive Officer. Mr. Morrison shall also receive, on a quarterly basis, an amount equal to 5% of the spread income of Monarch Mortgage, to distribute among the officers of Monarch Mortgage, including himself, subject to the approval of Monarch Bank’s Chief Executive Officer. The spread income of Monarch Mortgage is the income earned by Monarch Mortgage from the time its mortgage loans close until the time such loans are sold to third party investors, as determined by the excess of the interest rate earned by Monarch Mortgage on such loans over its cost of funds. Mr. Morrison is also be entitled to participate in benefit plans and programs for which he is or will be eligible. Mr. Morrison is eligible to receive an automobile or automobile allowance and reimbursement for certain expenses. Mr. Morrison will be subject to repayment, or “claw back,” rights that allow the Bank or Company to require repayment of incentive compensation attributable to material noncompliance with financial reporting requirements that result in a restatement. The Bank may terminate Mr. Morrison’s employment at any time for “Cause” as defined in the Morrison Employment Agreement, with a 2/3 vote of the Company’s Board of Directors, without incurring any additional obligations to him. If the Bank terminates Mr. Morrison’s employment without Cause, which also requires a 2/3 vote of the Company’s Board of Directors, he will be entitled to twelve months of continuation of his salary and twelve months of the Company’s then-current contribution to its welfare plan benefits in the Company’s health and welfare plans plus any vested benefits. If Mr. Morrison terminates his employment for any reason other than retirement he will be entitled to twelve months of continuation of his salary and twelve months of the Bank’s then-current contribution to its group health plan plus any vested benefits. On retirement (defined as a departure after the age of 65) Mr. Morrison shall not be entitled to any further compensation or benefits. Upon the termination of his employment, Mr. Morrison will be subject to certain noncompetition and nonsolicitation restrictions unless termination results from a non-renewal of the term of the Agreement.

Equity Grants in 2010

The Company’s 2006 Equity Incentive Plan provides for the granting of both incentive and non-qualified stock awards to executive officers, directors, and key employees of the Company. The following table provides information concerning equity-based awards granted to the named executive officers during 2010. There were no stock options granted to the named executive offices in 2010. There were restricted stock grants in 2010, as detailed below.

Grants of Plan-Based Awards in Fiscal 2010

Name and Principal Position	Grant Date(1)	All Other Stock Awards: Number of Shares of Stock (#)(2)	Grant date Fair Value of Stock and Option Awards ($)
Brad E. Schwartz Chief Executive Officer	December 31, 2010	5,000	$39,000
William F. Rountree, Jr. President	January 25, 2010	7,500	$46,875
Edward O. Yoder President, Monarch Mortgage	December 31, 2010	5,000	$39,000
William T. Morrison EVP & COO, Monarch Mortgage	December 31, 2010	5,000	$39,000

(1)	The Compensation Committee approved the restricted stock grants included in this table with the grant date approved at that time.
(2)	Vesting periods vary. The 7,500 shares of restricted stock granted to Mr. Rountree vest 36 months from the date of the grant or upon a change in control, whichever occurs first. The 5,000 shares of restricted stock granted to Mr. Schwartz, Mr. Yoder and Mr. Morrison vest 60 months from the date of the grant or upon a change in control, whichever occurs first.

Outstanding Equity Awards

The following table lists information on the holdings of unexercised stock options and unvested stock awards as of December 31, 2010 for each of the named executive officers.

Outstanding Equity Awards at Fiscal Year End 2010

	Option Awards						Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)(1)		Option Expiration Date	Number of Shares of Stock That Have Not Vested (#) (1)(2)	Market Value of Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Other Rights That Have Not Vested ($)

Brad E. Schwartz Chief Executive Officer	14,850 8,250	0 0		$ $	8.14 9.42	5/01/2014 9/14/2015	20,000	156,000	0	0

William F. Rountree, Jr. President	19,800 8,250	0 0	0 0		6.31 9.42	7/14/2013 9/14/2015	17,000	132,600	0	0

Edward O. Yoder President, Monarch Mortgage	0	0	0		—	—	17,000	132,600	0	0

William T. Morrison EVP & COO, Monarch Mortgage	0	0	0		—	—	17,000	132,600	0	0

(1)	Exercise price per share, number of unexercised options and number of unvested restricted stock shares reflect a 6:5 stock split in 2003, a 6:5 stock split in 2004, an 11:10 stock dividend in 2005, a 5:4 stock split in 2006, and a 6:5 stock split in 2007. All stock awards have been adjusted for stock splits/dividends.
(2)	Each restricted stock grant vests at the end of a specified period ranging from two to five years, or upon a change of control, whichever occurs first. Mr. Schwartz was granted 1,000 shares on 12/31/2007 that will vest on 12/31/2012, 4,500 shares on 2/27/2008 that will vest on 2/27/2011, 2,000 shares on 7/15/2008 that will vest on 7/15/2013, 7,500 shares on 12/10/2009 that will vest on 12/10/2014 and 5,000 shares on December 31, 2010 that will vest on December 31, 2015. Mr. Rountree was granted 2,000 shares on 7/15/2008 that will vest on 7/15/2011, 7,500 shares on 12/10/2009 that will vest on 12/10/2012, and 7,500 shares on January 25, 2010 that will vest on January 25, 2013. Mr. Yoder and Mr. Morrison were each granted 6,000 shares of restricted stock on 1/02/2008 that will vest on 1/02/2013, 1,000 shares on 7/15/2008 that will vest on 7/15/2013, 5,000 shares on 12/10/2009 that will vest on 12/10/2014, and 5,000 shares on 12/31/2010 that will vest on 12/31/2015.

Stock Option Exercises in 2010

In the table below, we list information on the exercise of stock options and the vesting of stock awards during the year ended December 31, 2010 for each of the named executive officers:

Option Exercises and Stock Vested for 2010

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Brad E. Schwartz Chief Executive Officer	0	0	0	0

William F. Rountree, Jr. President	7,128	$12,024	6,000	$39,180

Edward O. Yoder President Monarch Mortgage	0	0	0	0

William T. Morrison EVP & COO, Monarch Mortgage	0	0	0	0

Pension and Retirement Benefits

The Company implemented a Supplemental Executive Retirement Plan in 2006 to provide supplemental payments upon the retirement at age 65 of each named executive. During 2010 additional benefits under this plan were provided to Mr. Schwartz, Mr. Yoder and Mr. Morrison.

Mr. Rountree will receive annual payments under the plan of $50,000 per year for 10 years, and Mr. Rountree fully vested in 2009 when he reached the retirement age of 65.

Mr. Schwartz has two supplemental executive retirement plans. The initial plan provides payments of $30,000 per year for 10 years beginning at age 65, with vesting in the plan occurring at 10% per year for 10 years. The second plan, signed in December 2010 and effective January 1, 2011, provides an additional payment of $70,000 per year for 10 years beginning at age 65, with vesting in the plan occurring one-third in five years, two-thirds in ten years, and full vesting occurring in fifteen years.

Messrs. Yoder and Morrison have two supplemental executive retirement plans. The initial plan provides payments of $30,000 per year for 10 years beginning at age 65, with vesting in the plan occurring at 10% per year for 10 years. The second plan, signed in December 2010 and effective January 1, 2011, provides an additional payment of $45,000 per year for 10 years beginning at age 65, with vesting in the plan occurring one-third in five years, two-thirds in ten years, and full vesting occurring in fifteen years.

The Supplemental Executive Retirement Plan fully vests upon a change in control of the Company based on the current present value of benefits to be received at retirement. The Supplemental Executive Retirement Plan assumes each participant retires at age 65, and uses a 4.35% discount rate and a 34% tax rate in the assumptions used to accrue for the eventual payments.

2010 Pension Benefits

Name and Principal Position	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During the Last Fiscal Year ($)

Brad E. Schwartz Chief Executive Officer	Supplemental Executive Retirement Plan	5	$44,773	0

William F. Rountree, Jr. President	Supplemental Executive Retirement Plan	5	$330,613	$50,000

Edward O. Yoder President Monarch Mortgage	Supplemental Executive Retirement Plan	3	$22,651	0

William T. Morrison Executive Vice President and Chief Operating, Monarch Mortgage	Supplemental Executive Retirement Plan	3	$26,864	0

(1)	The number of years of credited service for each named executive officer are counted from the inception of the Supplemental Executive Retirement Plan in 2006 pursuant to its terms. Mr. Yoder and Mr. Morrison were added to the plan on January 2, 2008. Supplemental plans were added to the plan for Messrs. Schwartz, Yoder and Morrison effective January 1, 2011. Mr. Schwartz and Mr. Rountree have actual years of service in excess of the number listed in this column.

Severance and Change in Control Benefits

The Company recognizes that, as a publicly held corporation in the financial services industry, there exists the possibility of a change in the control of the Company. In order to minimize such uncertainty among senior management and to promote continuity in the event of a control change transaction, the Company has entered into agreements with each of the named executive officers. A “change of control” is defined with reference to a change in the composition of the Board of Directors, a change in the ownership of a majority of the Company’s voting stock or a sale of a majority of the Company’s assets.

The table below shows the value of estimated Company payments pursuant to the employment agreements, equity plans and other non-qualified plans described below, upon a termination of employment for the named executives. All termination events are assumed to occur on December 31, 2010 and termination upon a change of control is assumed to be involuntary by the Company or its successor. Company payments to a terminated executive may be more or less than the amounts shown in the table if the termination of employment occurs in a later year or because of contingencies contained in the various agreements and plans. In addition, certain amounts currently are vested and, thus, do not represent an increased amount of benefits. There were no severance payments or change in control payments in 2010 for any of the named executive officers.

Estimated Current Value of Severance and Change-in-Control Benefits

Name and Principal Position (1)	Severance Amount ($)(2)	Supplemental Executive Retirement Plan Enhancement(3)	Early Vesting of Restricted Stock Awards(4)	Other ($)(5)	Estimated Tax Gross Up	Total ($)

Termination of Employment by Executive For Good Reason or Company Without Just Cause
Brad E. Schwartz	750,000	—	—	42,857		792,857
William F. Rountree, Jr.	640,000	—	—	39,414	—	679,414
Edward O. Yoder	480,000	—	—	46,572	—	526,572
William T. Morrison	480,000	—	—	47,142	—	527,142

Termination of Employment by Executive Without Just Cause
Brad E. Schwartz	275,000	—	—	21,429	—	296,429
William F. Rountree, Jr.	255,000	—	—	19,707	—	274,707
Edward O. Yoder	165,000	—	—	23,286	—	188,286
William T. Morrison	165,000	—	—	23,571	—	188,571

Death
Brad E. Schwartz	137,500	—	—	—	—	137,500
William F. Rountree, Jr.	255,000	—	—	—	—	255,000
Edward O. Yoder	82,500	—	—	—	—	82,500
William T. Morrison	82,500	—	—	—	—	82,500

Company Payment upon Change in Control
Brad E. Schwartz	750,000	336,897	156,000	64,286	—	1,307,183
William F. Rountree, Jr.	640,000	323,161	132,600	59,121	—	1,154,881
Edward O. Yoder	480,000	229,181	132,600	69,859	—	911,640
William T. Morrison	480,000	252,673	132,600	70,714	—	935,986

(1)	Principal position for Mr. Schwartz is Chief Executive Officer. Principal position for Mr. Rountree is President. Principal position for Mr. Yoder is President, Monarch Mortgage. Principal position for Mr. Morrison is Executive Vice President and Chief Operating Officer, Monarch Mortgage.
(2)	Severance amount for Messrs. Schwartz, Rountree, Yoder and Morrison upon a termination of employment by executive for good reason or by the company without just cause is, based on a December 31, 2010 effective date, equal to current salary and highest two year bonus. If employment is terminated by the executive without just cause then one year’s salary and benefits are paid in exchange for an agreement not to compete and not to solicit employees of the company for a one year period. Severance for all of the named executive officers upon a change in control is equal to two times the executive’s current salary and highest bonus, up to the maximum of the IRS 280g limit for severance payments.
(3)	Upon a change in control the Supplemental Executive Retirement Plan vesting accelerates to 100% of the present value of the full retirement benefit. Mr. Rountree is already fully vested under this plan.
(4)	Upon a change in control restricted stock grants fully vest.
(5)	Other expenses for Mr. Schwartz, Mr. Rountree, Mr. Yoder and Mr. Morrison upon a termination of employment by executive with good reason or by the company without cause is, based on a December 31, 2010 date, comprised of the present value of health and life insurance premiums, auto allowance or equivalent, and defined contribution plan contributions. If employment is terminated by the executive without just cause, then one year’s benefits are paid in exchange for an agreement not to compete and not to solicit employees of the company for a one year period.

The Company has agreements with the named executive officers that become effective upon a change in control. Under the terms of these agreements, as modified, the Company or its successor agrees to continue the named executive officers in its employ for a term of three years after the date of a change in control. During the term of the contracts, the named executive officers will retain commensurate authority and responsibilities and compensation benefits. They will receive base salaries at least equal to that paid in the immediate prior year and bonuses at least equal to the annual bonuses paid prior to the change in control. If the employment of a named executive officer is terminated during the three years other than for cause or disability as defined in the agreement, or if a named executive officer should terminate employment because a material term of their contract is breached by the Company, such terminating officer will be entitled to two times the sum of his base salary, annual bonus and equivalent benefits. The Company has agreed to establish and fund a trust within 10 days of a change in control to ensure payment of this contingent obligation in compliance with Internal Revenue Service guidelines and rules.

Employee Benefit Plans

401(k) Plan. The Company has adopted a profit sharing and thrift plan (the “401(k) Plan”) qualified under Section 401(k) of the Internal Revenue Code of 1986 (the “Code”). All employees of the Company may elect to participate and may contribute up to 15% of their annual salary to the 401(k) Plan. The Company may make a matching contribution and the amount of such matching contribution, if any, will be determined by the Company each year. The Company matched the employee’s contribution on a fifty cents per dollar basis for the first 6% of the employee’s contribution during 2010. Employer matching contributions are made in the form of shares of Common Stock purchased on the open market, unless another option is selected by the participant,.

Employee Stock Purchase Plan. The Monarch Employee Stock Purchase Plan (the “Purchase Plan”) is intended to provide eligible employees of the Company and its subsidiaries an opportunity to acquire an interest in the Company through the purchase of shares of Common Stock. The Purchase Plan is designed to meet the requirements of an “employee stock purchase plan” within the meaning of Section 423 of the Code. The Company has reserved 90,000 shares of Common Stock for offering to eligible employees. All employees of the Company and its subsidiaries who have met certain requirements, other than those owning stock or outstanding options representing five percent or more of the total combined voting power or value of Common Stock, are eligible to participate in the Purchase Plan. Employees who elect to participate in an offering may utilize an unlimited amount of their compensation for the purchase of Common Stock through payroll deductions. No employee, however, may purchase more than $25,000 in fair market value of Common Stock under the Purchase Plan in any calendar year. For 2010 the purchase price for the shares was the market value of the shares when purchased multiplied by 95%. The Purchase Plan is not subject to the Employee Retirement Income Security Act of 1974 (“ERISA”) and is not qualified under Section 401(a) of the Code.

Equity Incentive Plan. In March 2006, the Board of Directors adopted and, in June 2006, the shareholders of the Company approved, the Monarch Financial Holdings, Inc. 2006 Equity Incentive Plan (the “Incentive Plan”). The purpose of the Incentive Plan is to promote the interest of the Company and its shareholders by enabling the Company to recruit, reward and retain employees and outside directors. The Incentive Plan is administered and interpreted by the Board, unless the Board chooses to delegate its administration duties to a committee of the Board composed solely of two or more Non-Employee Directors as “Non-Employee” director is defined in Rule 16b-3 under the Securities Exchange Act of 1934. The number of shares of Common Stock that may be subject to award under the Incentive Plan may not exceed a currently adjusted 630,000 shares of the issued and outstanding Common Stock, to be adjusted for any additional future stock dividends, splits or issuances In administering the Incentive Plan to employees, the Board has the authority to determine the terms and conditions upon which awards may be made and exercised, to construe and interpret the Incentive Plan and to make all determinations and actions with respect to all awards under the plan. This Incentive Plan succeeded the 1999 Incentive Stock Option Plan, in which all shares under the 1999 Plan were vested as of December 31, 2005.

Securities Authorized for Issuance under Equity Compensation Plans

The following table shows certain information with respect to the Equity Compensation Plans as of December 31, 2010.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans

Equity compensation plans approved by security holders: 1999 Stock Option Plan	257,283	(1)	$7.97	0

Equity compensation plans approved by security holders: 2006 Equity Incentive Plan	0		N/A	371,200

Equity compensation plans not approved by security holders	N/A		N/A	N/A

Total	257,283		$7.97	371,200

(1)	Consists entirely of shares of Common Stock underlying previously granted stock options that have not been exercised. All of these options were granted pursuant to Monarch Bank’s 1999 stock option plan, the predecessor plan to the 2006 Equity Incentive Plan.

Director Compensation

During 2010, the Company paid non-employee directors for meeting attendance at a rate of $600 for monthly Monarch Bank Board of Director meetings, $200 for director loan committee meetings, and $300 for all other committee meetings, all paid in cash. All meetings of the Monarch Financial Holdings, Inc. board were held at the same time and place as Monarch Bank board of directors meetings in 2010, with no additional compensation paid if the meetings were held on the same day. Mr. Schwartz, Mr. Rountree, and Mr. Crawford, all employee directors, have not been paid any director’s fees.

As an annual retainer, each director has been granted a restricted stock award pursuant to the Monarch Financial Holdings, Inc. 2006 Equity Incentive Plan. Grants of 1,550 shares per non-employee director were made in 2010 on December 31, 2010 at the closing market price on the day issued. Shares vest one year from issuance. Mr. Schwartz, Mr. Yoder, and Mr. Morrison in their capacities as employees, received grants of 5,000 shares each of restricted stock, and Mr. Rountree received 7,500 shares of restricted stock in 2010. Those shares are detailed further in the Grants of Plan Based Awards table on page 19.

The following table sets forth certain information relating to compensation of directors in Fiscal 2010:

Director Compensation for 2010

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	All Other Compensation ($)	Total ($)

Lawton H. Baker (3)	$8,600	$12,090	$—	$—	$20,690
Jeffrey F. Benson (3)	$13,800	$12,090	$—	$—	$25,890
Joe P. Covington, Jr. (3)	$13,000	$12,090	$—	$—	$25,090
Virginia S. Cross	$1,200	$12,090	$—	$—	$13,290
Taylor B. Grissom (3)	$14,600	$12,090	$—	$—	$26,690
Robert M. Oman (3)	$11,900	$12,090	$—	$—	$23,990
Elizabeth T. Patterson	$8,600	$12,090	$—	$—	$20,690
Dwight C. Schaubach	$6,500	$12,090	$—	$—	$18,590

Total	$78,200	$96,720	$—	$—	$174,920

(1)	All meeting fees are paid in cash on a monthly basis.
(2)	Each of the directors named above were granted 1,550 shares of restricted stock as a retainer that vest December 31, 2011. The valuation is based on the Company stock price at December 31, 2010.
(3)	Outstanding Stock Options for non-employee directors. Mr. Baker, 14,190 shares; Mr. Benson, 14,190 shares; Mr. Covington, 3,300 shares; Mr. Grissom, 14,190 shares; and Mr. Oman, 14,190 shares. All are vested and all expire ten years from the date of issuance.

Transactions with Management

Some of the directors and officers of the Company are at present, as in the past, customers of the Company and its subsidiaries, and the Company and its subsidiaries have had, and expect to have in the future, banking transactions in the ordinary course of their business with directors, officers, principal shareholders and their associates, on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with persons not related to Monarch Bank. These transactions do not involve more than the normal risk of collectability or present other unfavorable features. The balance of loans to directors, executive officers and their associates totaled $17,236,785 at December 31, 2010, or 24% of the Company’s equity capital at that date. All loans to directors are approved at the Directors Loan Committee and also approved at the next Board of Directors meeting, with the director receiving the loan abstaining from the vote. The Board of Directors has approved all related party transactions with members of the Board of Directors.

Other than as set forth above, there were no transactions during 2010 between the Company’s directors or officers and the Company or its subsidiaries, nor are there any proposed transactions. Additionally, there are no legal proceedings to which any director, officer or principal shareholder, or any affiliate thereof, is a party that would be material and adverse to the Company.

PROPOSAL 2. RATIFICATION OF APPOINTMENT

OF INDEPENDENT ACCOUNTANTS

The Board of Directors, upon recommendation of its Audit and Compliance Committee, has appointed, subject to shareholder ratification, Yount, Hyde and Barbour, PC (YHB), as the firm of independent certified public accountants to audit the financial statements of the Company for the fiscal year ending December 31, 2011, and the Board of Directors desires that such appointment be ratified by the shareholders. Goodman & Company, LLP, audited the financial statements of the Company for the fiscal year ended December 31, 2010. A majority of the votes cast by holders of Common Stock is required for the ratification of the appointment of the independent certified public accountants.

The Audit Committee of the Company’s Board of Directors, with the Company’s Board of Directors’ approval, have determined to engage a new independent registered public accounting firm; and dismissed Goodman & Company, LLP (“Goodman”) as the Company’s independent registered public accounting firm, effective with the filing of its 2010 Form 10-K. The decision to change independent registered public accounting firms is not the result of any disagreement between the Company and Goodman on any matters of accounting principles or practices, financial statement disclosures, or auditing scope or procedure. The audit reports of Goodman with respect to the consolidated financial statements as of and for the fiscal years ended December 31, 2010 and 2009 do not contain any adverse opinion of disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s two most recent years ended December 31, 2010 and subsequent interim period beginning January 1, 2011 through March 21, 2011, the Company did not consult YHB with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements or any disagreements or reportable events as set forth in Items 304(a)(1)(iv) and (v) of Regulation S-K.

Representatives of Yount, Hyde and Barbour, PC and Dixon Hughes Goodman LLP are expected to be present at the Annual Meeting, will be afforded the opportunity to make a statement if they desire and will be available to respond to appropriate questions from shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPOINTMENT OF YOUNT, HYDE & BARBOUR, PC, AS THE COMPANY’S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

AUDIT INFORMATION

The Audit Committee operates under a written charter that it has adopted. The members of the Audit Committee are independent as that term is defined in the listing standards of NASDAQ and applicable rules of the SEC.

Fees of Independent Public Accountants

Audit Fees

The aggregate fees billed by Goodman & Company, LLP, for professional services rendered for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2010 and 2009, and for the review of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q, and services that are normally provided in connection with statutory and regulatory filings and engagements, for those fiscal years were $42,800 in 2010 and $75,635 in 2009.

Audit-Related Fees

The aggregate fees billed by Goodman & Company, LLP, for professional services for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and not reported under the heading “Audit Fees” above for the fiscal years ended December 31, 2010 and 2009 were $17,525 and $77,999, respectively.

Tax Fees

The aggregate fees billed by Goodman & Company, LLP, for professional services for tax compliance, tax advice and tax planning for the fiscal years ended December 31, 2010 and 2009 were $2,925 and $8,775, respectively. During 2009 these services included the preparation of federal and state tax returns, and general tax matters. The accounting firm of Cherry Beakert & Holland began providing tax services to the Company for tax year 2010.

All Other Fees

There were no other fees charged by Goodman & Company, LLP, for other services. The aggregate fees billed by Goodman & Company, LLP, for all services rendered to the Company for the fiscal years ended December 31, 2010 and 2009 were $63,250 and $162,409, respectively.

Audit and Compliance Committee Report

Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The independent auditor is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board of Directors.

In this context, the Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements for the year ended December 31, 2010. The Audit

Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards). In addition, the Audit Committee has received from the independent auditors the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with them their independence from the Company and its management. Moreover, the Audit Committee has considered whether the independent auditor’s provision of other non-audit services to the Company is compatible with maintaining the auditor’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the Securities and Exchange Commission. By recommending to the Board of Directors that the audited financial statements be so included, the Audit Committee is not opining on the accuracy, completeness or presentation of the information contained in the audited financial statements.

Audit and Compliance Committee

Lawton H. Baker, Chair

Virginia S. Cross

Taylor B. Grissom

Elizabeth T. Patterson

Pre-Approved Policies and Procedures

All audit related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by Goodman & Company, LLP, was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. Generally, services are pre-approved by the Audit Committee through its annual review of the engagement letter. Subsequently, as the need for additional services arise, detailed information regarding the specific audit, audit-related, tax and permissible non-audit services are submitted to the Audit Committee for its review and approval prior to the provision of such services. In the event that the Audit Committee cannot meet prior to the provision of such services, the Audit Committee has delegated to its Chair the authority to pre-approve such services. All such pre-approvals are then reported to the Audit Committee at its next regularly scheduled meeting.

PROPOSALS FOR 2011 ANNUAL MEETING OF SHAREHOLDERS

The next Annual Meeting of Shareholders will be held on or about May 5, 2012. Any shareholder who wishes to submit a proposal for consideration at that meeting, and who wishes to have such proposal included in the Company’s proxy statement, must comply with SEC Rule 14a-8 and must submit the proposal in writing no later than December 2, 2011. All such proposals and notifications shall be sent to the Secretary of the Company at 1435 Crossways Boulevard, Chesapeake, Virginia 23320.

The Company’s Bylaws also prescribe the procedure a shareholder must follow to nominate directors or to bring other business before shareholders’ meetings outside of the proxy statement process. For a shareholder to nominate a candidate for director at or to bring other business before the 2012 annual meeting of shareholders, notice must be received by the Secretary of the Company not less than 60 days and not more than 90 days before the first anniversary date of the 2012 annual meeting. Additionally, any such shareholder proposals or notifications must contain the information required by Section 1.12.1 of the Company’s Bylaws. Any shareholder may obtain a copy of the Company’s Bylaws, without charge, upon written request to the Secretary of the Company. Based upon the May 17, 2012 anniversary of the 2011 annual meeting of shareholders, the Company must receive any notice of nomination or other business no later than March 18, 2012 and no earlier than February 17, 2012.

AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Exchange Act, as administered by the SEC, and in accordance therewith will file reports, proxy statements and other information with the SEC. The public may read and copy any document that the Corporation would file at the SEC’s public reference room facility located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file documents with the SEC electronically through the SEC’s electronic data gathering, analysis and retrieval system known as EDGAR.

THE COMPANY’S ANNUAL REPORT TO SHAREHOLDERS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2010, INCLUDING FINANCIAL STATEMENTS, IS BEING MAILED TO SHAREHOLDERS WITH THIS PROXY STATEMENT. A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR 2010 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, EXCLUDING EXHIBITS, MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO LYNETTE P. HARRIS, SECRETARY, WHOSE ADDRESS IS 1435 CROSSWAYS BOULEVARD, CHESAPEAKE, VIRGINIA 23320. THE ANNUAL REPORT IS NOT PART OF THE PROXY SOLICITATION MATERIALS.

OTHER MATTERS

The Board of Directors does not intend to present, and knows of no one who intends to present, to the meeting any matter for action by shareholders other than as set forth herein. However, the enclosed proxy confers discretionary authority with respect to transaction of any other business that may properly come before the meeting, and it is the intention of the persons named in the proxy to vote in accordance with their judgment on any such matter.

By Order of the Board of Directors,

Brad E. Schwartz
Chief Executive Officer

Dated in Chesapeake, Virginia and mailed this 31st day of March, 2011

REVOCABLE PROXY

Monarch Financial Holdings, Inc.

ANNUAL MEETING OF SHAREHOLDERS

May 17, 2011

5:00 p.m.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints                                               and                                              , jointly and severally, proxies, with full power to act alone, and with full power of substitution, to represent the undersigned and to vote, as designated below and upon any and all other matters that may properly be brought before such meeting, all shares of Common Stock that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Monarch Financial Holdings, Inc. to be held at the The Westin Virginia Beach Town Center, Monarch Ballroom, 4535 Commerce Street, Virginia Beach, Virginia 23462 on Tuesday, May 17, 2011, at 5:00 p.m., local time, or at any adjournments thereof, for the following purposes.

This Proxy, when properly executed, will be voted in the manner directed herein by the shareholder of record. If no direction is made, this Proxy will be voted FOR all Proposals.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED

POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA

THE INTERNET OR BY TELEPHONE.

(Continued, and to be marked, dated and signed, on the other side)

À            FOLD AND DETACH HERE            À

MONARCH FINANCIAL HOLDINGS, INC. – ANNUAL MEETING, May 17, 2011

YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:

1.	Call toll free 1-877-273-5085 on a Touch-Tone Phone. There is NO CHARGE to you for this call.

or

2.	Via the Internet at http://www.rtcoproxy.com/5488 and follow the instructions.

or

3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

5488

REVOCABLE PROXY
☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	Monarch Financial Holdings, Inc.	Annual Meeting of Shareholders MAY 17, 2011

	For	Withhold	For All Except		For	Against	Abstain
1. To elect as directors the five persons listed as nominees below.	☐	☐	☐	2. To ratify the appointment of Yount, Hyde and Barbour, PC, as the Company’s independent auditor for the year ending December 31, 2011.	☐	☐	☐
Nominees for Class III Directors Whose Terms Will Expire in 2014:
(01) Joe P. Covington, Jr. (02) E. Neal Crawford, Jr. (03) William F. Rountree, Jr. (04) Dwight C. Schaubach

3.   To transact such other business as may properly come before the Annual Meeting. Management is not aware of any other business, other than procedural Matters incident to the conduct of the Annual Meeting.

      Nominee for Class II Director Whose Term Will Expire in 2013:

       (05)  Virginia S. Cross

INSTRUCTION: To withhold authority to vote for any nominee(s), mark “For All Except” and write that nominee(s’) name(s) or number(s) in the space provided below.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN ITEM 1 AND FOR ITEM 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS.

				Mark here if you plan to attend the meeting Mark here for address change and note change			☐ ☐

Please be sure to date and sign this proxy card in the box below.	Date

Note: Please sign exactly as your name appears on this Proxy.

If signing for estates, trusts, corporations or partnerships,

title or capacity should be stated.

If shares are held jointly, each holder should sign.

Sign above Co-holder (if any) sign above

IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW

¿	FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL	¿

PROXY VOTING INSTRUCTIONS

Shareholders of record have three ways to vote:

1.	By Mail; or
2.	By Telephone (using a Touch-Tone Phone); or
3.	By Internet.

A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3 a.m., May 17, 2011. It is not necessary to return this proxy if you vote by telephone or Internet.

Vote by Telephone Call Toll-Free on a Touch-Tone Phone anytime prior to 3 a.m., May 17, 2011: 1-877-273-5085	Vote by Internet anytime prior to 3 a.m., May 17, 2011 go to http://www.rtcoproxy.com/5488

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.

Your vote is important!